EXHIBIT 3.1
STATEMENT OF DESIGNATION

OF ADJUSTABLE RATE SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES

OF WEINGARTEN REALTY INVESTORS

ARTICLE ONE

WEINGARTEN REALTY INVESTORS (the "Company"), pursuant to the provisions of Sections 3.30 and 4.30 of the Texas Real Estate Investment Trust Act (the "Texas REIT Act"), hereby files this Statement of Designation of Adjustable Rate Series G Cumulative Redeemable Preferred Shares of the Company (the "Statement") prior to the issuance of any shares of Adjustable Rate Series G Cumulative Redeemable Preferred Shares, such series of unissued shares having been authorized by a resolution duly adopted by all necessary action on the part of the Board of Trust Managers, as provided for in the Restated Declaration of Trust, as amended ("Declaration of Trust"), and established by a resolution duly adopted by all necessary action on the part of the Pricing Committee of the Board of Trust Managers, pursuant to authority granted to it by the Board of Trust Managers.

ARTICLE TWO

The name of the Company is Weingarten Realty Investors.

ARTICLE THREE

Pursuant to the authority conferred upon the Board of Trust Managers by the Declaration of Trust, the Pricing Committee of the Board of Trust Managers, pursuant to authority granted to it by the Board of Trust Managers and Sections 4.30 and 10.30 of the Texas REIT Act, adopted a resolution establishing and designating the Adjustable Rate Series G Cumulative Redeemable Preferred Shares of the Company and fixing and determining the preferences, limitations, and relative rights thereof, as set forth in the true and correct copy of the resolution attached hereto as Exhibit A-1 (the "Designating Resolution").

ARTICLE FOUR

The Designating Resolution was adopted effective as of September 21, 2007.

ARTICLE FIVE

The Designating Resolution was duly adopted by all necessary action on the part of the Pricing Committee of the Board of Trust Managers.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned officer has executed this Statement effective as of September 24, 2007.

By:	/s/ Stephen C. Richter, Executive Vice President
and Chief Financial Officer

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared STEPHEN C. RICHTER, in his capacity as Executive Vice President and Chief Financial Officer of Weingarten Realty Investors, and acknowledged to me that he executed the above and foregoing instrument on behalf of the said Weingarten Realty Investors, as his own free and voluntary act and deed, for the uses, purposes and considerations therein expressed.

IN WITNESS WHEREOF, said Appeared has executed these presents together with me, Notary, on this 24th day of September, 2007.

/s/ Jane B. Scott
Notary Public in and for the State of Texas

My commission expires:
11/20/10

[Notary Seal]

2

EXHIBIT A-1

DESIGNATING RESOLUTION OF
THE BOARD OF TRUST MANAGERS OF
WEINGARTEN REALTY INVESTORS
September 24, 2007

Authorization of Adjustable Rate Series G Cumulative Redeemable Preferred Shares

WHEREAS, the Board of Trust Managers of the Company has deemed it to be in the best interests of the Company and its shareholders for the Company to establish a series of preferred shares pursuant to the authority granted to the Board of Trust Managers in the Restated Declaration of Trust, as amended (the "Declaration of Trust"), of the Company.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Trust Managers by Article Seven of the Declaration of Trust, a series of preferred shares, par value $.03 per share, is hereby established, and the terms of the same shall be as follows:

Section 1.  Number of Shares and Designation. This class of Preferred Stock shall be designated Adjustable Rate Series G Cumulative Redeemable Preferred Shares (the "Series G Preferred Shares") and the number of shares which shall constitute such series shall be 80,000 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trust Managers.

Section 2.  Definitions. For purposes of this Statement of Designation, the following terms shall have the meanings indicated:

"Applicable Redemption Premium" shall mean, with respect to any Redemption Date:

(a)           if the Redemption Date is on or before 180 days from the Closing Date, 97.35%;

(b)           if the Redemption Date is after 180 days, but on or before 270 days from the Closing Date, 97.60%;

(c)           if the Redemption Date is after 270 days, but on or before 360 days from the Closing Date, 97.85%;

(d)           if the Redemption Date is after 360 days, but on or before 450 days from the Closing Date, 98.85%

(e)           if the Redemption Date is after 450 days, but on or before the 18th month anniversary of the Closing Date, 100.0%;

(f)           if the Redemption Date is after the 18th month anniversary of, but on or before the 30th month anniversary of the Closing Date, 104.0%;

(g)           if the Redemption Date is after the 30th month anniversary of, but on or before the 42nd month anniversary of the Closing Date, 103.0%;

(h)           if the Redemption Date is after the 42nd month anniversary of, but on or before the 54th month anniversary of the Closing Date, 102.0%;

(i)           if the Redemption Date is after the 54th month anniversary of, but on or before the 66th month anniversary of the Closing Date, 101.0%; and

(j)           if the Redemption Date is after the 66th month anniversary of the Closing Date, 100.00%.

"Applicable Spread" shall mean, (i) in the event of one or more Downgrades, 0.25% per Downgrade or (ii) in the event of a Double Downgrade, 0.75% per Double Downgrade.

"Bloomberg" means Bloomberg Financial Markets Commodities News.

"Board of Trust Managers" shall mean the Board of Trust Managers of the Company or any committee duly and validly authorized by such Board of Trust Managers to perform any of its responsibilities with respect to the applicable matter.

"Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday) on which banking institutions in the City of New York are open for business and, when used in the definition of Three-Month LIBOR, which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"Change of Control Event" shall mean the occurrence of any one of the following events:

(a)           any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its subsidiaries, or any underwriter or other person if the Board of Trust Managers has determined that such underwriter or other person will make a timely distribution or resale of such securities to or among other holders), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Trust Managers or (B) the then outstanding shares of Common Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

(b)           persons who, as of the Closing Date, constitute the Company's Board of Trust Managers (the "Incumbent Managers") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Trust Managers, provided that any person becoming a manager of the Company subsequent to the Closing Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Managers shall, for purposes hereof, be considered an Incumbent Manager; or

(c)           the shareholders of the Company shall approve (A) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting stock of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

"Closing Date" shall mean September 25, 2007.

"Common Shares" shall mean the Common Share, par value $0.03 per share, of the Company.

"Depositary Shares" means 1/100th of the Series G Preferred Shares.

"Dividend Default" shall have the meaning set forth in Section 7(1) hereof.

"Dividend Payment Date" shall have the meaning set forth in Section 3(1) hereof.

"Dividend Period" shall have the meaning set forth in Section 3(1) hereof.

"Dividend Rate" shall mean, with respect to any specified day in any Dividend Period, a floating rate, expressed as a percentage of the Liquidation Preference per annum, determined by the Dividend Rate Calculation Agent at the request of the Company and provided to the Company, as follows:

(a)           from the Closing Date through and including the 360th day after the Closing Date, a rate equal to the sum of (i) the applicable Three-Month LIBOR for such period, plus (ii) the Applicable Spread, plus (iii) 1.00%;

(b)           from the 361st day after the Closing Date through and including the 450th day after the Closing Date, a rate equal to the sum of (i) the applicable Three-Month LIBOR for such period, plus (ii) the Applicable Spread, plus (iii) 2.00%; and

(c)           after the 450th day from the Closing Date and for each 30-day period thereafter, a rate equal to the sum of (i) the applicable Three-Month LIBOR for such period, plus (ii) the Applicable Spread, plus (iii) the product of (a) 0.70% and (b) the number of calendar months elapsed between the Closing Date and the first day of such 30-day period;

provided, however, that unless a Change of Control Event has occurred, the Dividend Rate shall not, in any case, exceed 20.0%.  Anything to the contrary herein notwithstanding, upon the occurrence of a Change of Control Event, the Dividend Rate shall be equal to the applicable Dividend Rate plus 1.0% per annum.

"Dividend Rate Calculation Agent" shall mean such financial institution (and any legal successor thereto) from time to time as shall be selected by the Company, provided such selection is approved by the vote or written consent of the holders of at least two-thirds of the outstanding shares of the Series G Preferred Shares, and shall initially mean Wachovia Investment Holdings, LLC.

"Double Downgrade" shall mean each time, either of Moody’s or S&P rates the Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Series G Preferred Shares, a rating below Baa3 or BBB-, respectively.

"Downgrade" shall mean each time, either Moody’s or S&P rates the Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Series G Preferred Shares, Baa3 or BBB-, respectively.

"Junior Shares" shall mean all classes or series of Common Shares and all equity securities issued by the Company ranking junior to the Series G Preferred Shares as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable.

"Liquidation Preference" shall have the meaning set forth in Section 4(1) hereof.

"Moody's" shall mean Moody's Investors Service, Inc.

"Parity Shares" shall mean the Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares, and any other series of preferred shares issued by the Company ranking on a parity with the Series G Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series G Preferred Shares.

"Redemption Date" shall have the meaning set forth in Section 5(2) hereof.

"Redemption Price" shall have the meaning set forth in Section 5(1) hereof.

"Series D Preferred Shares" shall mean the 6.75% Series D Cumulative Redeemable Preferred Stock of the Company.

"Series E Preferred Shares" shall mean the 6.95% Series E Cumulative Redeemable Preferred Stock of the Company.

"Series F Preferred Shares" shall mean the 6.50% Series F Cumulative Redeemable Preferred Stock of the Company.

"Series G Preferred Shares" shall have the meaning set forth in Section 1 hereof.

"S&P" shall mean Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

"Telerate Page 3750" means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollars deposits).

"Three-Month LIBOR" means, with respect to any Dividend Period or any day included in such Dividend Period, the rate per annum appearing as the London Interbank Offered Rate for deposits in U.S. dollars having a term of three months, as published on the Business Day that is two Business Days preceding the first day of the applicable Dividend Period on the interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) at approximately 11:00 a.m. London time on the relevant date.  If such rate does not appear on the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) on the relevant date, the Three-Month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Dividend Rate Calculation Agent, at approximately 11:00 a.m., New York City time, on the relevant date for loans in U.S. Dollars to leading European banks for a period of three months.  The Company shall promptly (or shall cause its Dividend Rate Calculation Agent promptly to) notify any holder of the Series G Preferred Shares of the Dividend Rate for any Dividend Period upon request.

Section 3.  Dividend Rights.  (1) Dividends shall be payable in cash on the Series G Preferred Shares when, as and if declared by the Board of Trust Managers, out of assets legally available therefor: (i) from the Closing Date and continuing through the September 15, 2008, dividends shall be payable quarterly on or about the 15th day of each March, June, September and December or, if not a Business Day, the next succeeding Business Day (the "Quarterly Dividend Period"), (ii) after September 15, 2008 and continuing to but excluding October 1, 2008, dividends shall be payable for the period commencing on September 16, 2008 and ending on September 30, 2008 (the "Interim Dividend Period") and (iii) after September 30, 2008, dividends shall be payable monthly, commencing on the first day of each calendar month and ending on and including the last day of each calendar month (the "Monthly Dividend Period") (the Quarterly Dividend Period, the Interim Dividend Period and each Monthly Dividend Period being hereinafter individually referred to as a "Dividend Period" and collectively referred to as "Dividend Periods").  Dividends payable on each Dividend Payment Date (as defined below) with respect to each  Series G Preferred Share shall be equal to the sum of the daily amounts for each day actually elapsed during a Dividend Period, which daily amounts shall be computed by dividing (x) the product of (A) the Dividend Rate in effect for each such day during such Dividend Period multiplied by (B) the Liquidation Preference, by (y) 360. Dividends on each Series G Preferred Share shall be cumulative from the Closing Date and shall accrue whether or not such dividends shall be declared, whether or not there shall be assets of the Company legally available for the payment of such dividends, whether or not the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such declaration or payment shall be restricted or prohibited by law.  Such dividends shall be payable in arrears, without interest thereon, when, as and if declared by the Board of Trust Managers, on the last day of each Dividend Period, commencing on December 15, 2007 (each, a "Dividend Payment Date");

provided, however, that if any such day shall not be a Business Day, then the Dividend Payment Date shall be the next succeeding day which is a Business Day.  Each such dividend shall be paid to the holders of record of Series G Preferred Shares as they appear on the stock register of the Company on such record date, not more than 30 days nor less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Trust Managers.  Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 30 days nor less than 10 days preceding the applicable Dividend Payment Date, as may be fixed by the Board of Trust Managers.  After an amount equal to full cumulative dividends on the Series G Preferred Shares, including for the then current Dividend Period, has been paid to holders of record of Series G Preferred Shares entitled to receive dividends as set forth above by the Company, or such dividends have been declared and funds therefor set aside for payment, the holders of Series G Preferred Shares will not be entitled to any further dividends with respect to that Dividend Period.  Any dividend payment made on the Series G Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares.

(2)           No dividends shall be declared or paid or set apart for payment on any Junior Shares or any Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series G Preferred Shares for all past dividend periods and the then-current dividend period.

(3)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Shares and any Parity Shares, all dividends declared upon the Series G Preferred Shares and any such Parity Shares shall be declared pro rata so that the amount of dividends declared per share on the Series G Preferred Shares and any such Parity Shares shall in all cases bear to each other that same ratio that the accumulated dividends per share on the Series G Preferred Shares and any such Parity Shares bear to each other.  Except as provided in the preceding sentence, unless an amount equal to full cumulative dividends on the Series G Preferred Shares has been paid to holders of record of Series G Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be made upon any Junior Shares or Parity Shares.  Unless an amount equal to full cumulative dividends on the Series G Preferred Shares has been paid to holders of record of Series G Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no Junior Shares or Parity Shares shall be redeemed, purchased, or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such share) by the Company or any subsidiary of the Company, except by conversion into or exchange for Junior Shares.

Section 4.  Liquidation. (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series G Preferred Shares are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Junior Shares upon liquidation, liquidating distributions in the amount of the stated value of $2,500.00 per Series G Preferred Share (the "Liquidation Preference"), plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods.  If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Series G Preferred Shares and any Parity Shares are not paid in full, the holders of Series G Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series G Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

(2)           Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.

(3)           For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or other entity or a sale of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

Section 5.  Redemption. (1)  The Series G Preferred Shares are redeemable, out of assets legally available therefore, at the option of the Company, by resolution of the Board of Trust Managers, in whole or in part, at any time, at a cash redemption price equal to the sum of (x) the Liquidation Preference multiplied by the Applicable Redemption Premium plus (y) an amount equal to all accrued and unpaid dividends (whether or not earned or declared), if any, through and including the Redemption Date (the "Redemption Price"); provided, however, that any partial redemption will be for not less than 6,500 Series G Preferred Shares.

(2)           Notice of redemption shall be mailed by the Company by first class mail, postage prepaid, to each record holder of the Series G Preferred Shares, not less than 30 nor more than 60 days prior to the redemption date (the "Redemption Date"), to the respective addresses of such holders as the same shall appear on the stock transfer records of the Company (except that if the sole record holder of the Depositary Shares  is Wachovia Investment Holdings, LLC, such notice may be given by facsimile not less than five days prior to any Redemption Date to Wachovia Securities Debt Capital Markets at 704-383-6205 (to the attention of Mr. Matt Ricketts) with a copy to Hunton & Williams, LLP at 804-788-8218 (to the attention of James S. Seevers, Jr., Esq.)).  Each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date.

(3)           In order to facilitate the redemption of Series G Preferred Shares, the Board of Trust Managers may fix a record date for the determination of the shares to be redeemed, such record date to be not less than five nor more than 60 days prior to the date fixed for such redemption.

(4)           Notice having been given as provided above, from and after the date fixed for the redemption of Series G Preferred Shares by the Company (unless the Company shall fail to make available the money necessary to effect such redemption), the holders of shares to be redeemed shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Company, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Company and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding.  The Company may, at its option, at any time after a notice of redemption has been given, deposit the Redemption Price for the Series G Preferred Shares designated for redemption and not yet redeemed, with the transfer agent or agents for the Series G Preferred Shares, as a trust fund for the benefit of the holders of the Series G Preferred Shares designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall, subject to the requirements of applicable law, be repaid to the Company upon its request expressed in a resolution of its Board of Trust Managers.

(5)           Any Series G Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trust Managers.

Section 6.  Ranking. The Series G Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to Junior Shares; (b) on a parity with all Parity Shares; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Series G Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company.

Section 7.  Voting Rights. The holders of Series G Preferred Shares shall not have any voting rights, except as set forth below or as otherwise from time to time required by law.

(1)           Whenever dividends on the Series G Preferred Shares are in arrears (which shall, with respect to any Dividend Period, mean that any such dividend has not been paid in full whether or not earned or declared) for six or more Dividend Periods (whether consecutive or not) (a "Series G Preferred Shares Dividend Default"), the number of managers then constituting the Board of Trust Managers of the Company shall be increased by two, and the holders of Series G Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable ("Voting Parity Preferred")) shall have the right to elect two managers to the Board of Trust Managers of the Company (the "Series G Preferred Shares Managers") at a special meeting called by the holders of record of at least 10% of the Series G Preferred Shares or at least 10% of any other Voting Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Company) or at the next annual meeting of shareholders, and at each subsequent annual meeting, until all dividends accumulated on the Series G Preferred Shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment.  If and when all accumulated dividends and the dividend for the then current dividend period on the Series G Preferred Shares shall have been paid in full or set aside for payment in full, the holders of the Series G Preferred Shares shall be divested of the foregoing voting rights (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six or more Dividends Periods), and if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Voting Parity Preferred, the term of office of each manager so elected by the holders of the Series G Preferred Shares and the Voting Parity Preferred shall terminate, and the Board of Trust Managers shall take such action as may be necessary to reduce the number of managers by two.

(2)           Any Series G Preferred Shares Manager may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series G Preferred Shares when they have the voting rights set forth in this Section 7 (voting separately as a class with all other series of Voting Parity Preferred upon which like voting rights have been conferred and are exercisable).  So long as a Series G Preferred Shares Dividend Default shall continue, any vacancy in the office of a Series G Preferred Shares Manager may be filled by written consent of the Series G Preferred Shares Manager remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series G Preferred Shares when they have the voting rights set forth hereof (voting separately as a class with all other series of Voting Parity Preferred upon which like voting rights have been conferred and are exercisable).  The Series G Preferred Shares Managers shall each be entitled to one vote per manager on any matter.

(3)           As long as any shares of Series G Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series G Preferred Shares (voting as a separate class); (i) authorize or create, or increase the authorized or issued amount of, any capital shares ranking senior to the Series G Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up or reclassify any authorized capital shares into, or create, authorize, or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such shares; or (ii) amend, alter, or repeal the provisions of the Declaration of Trust, as amended, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege, or voting power of the Series G Preferred Shares or the holders thereof; provided however, as long as the Series G Preferred Shares remains outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of an Event shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting power of the holders of Series G Preferred Shares, and (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized shares of the Series G Preferred Shares or any other series of preferred shares, in the case of either (x) or (y) ranking on a parity with or junior to the Series G Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

(4)           Notwithstanding the foregoing, the Series G Preferred Shares shall not be entitled to vote, and the foregoing voting provisions shall not apply, if at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Series G Preferred Shares have been redeemed or called for redemption, and sufficient funds have been deposited in trust for the benefit of the holders of the Series G Preferred Shares to effect such redemption.

(5)           For purposes of the foregoing provisions of this section, each share of Series G Preferred Shares shall have one vote per $25 of liquidation preference, and fractional votes shall be ignored.

Section 8.  Conversion.  The Series G Preferred Shares are not convertible into shares of any other class or series of the capital stock of the Company.

Section 9.  Information Rights.  During any period in which the Company is not subject to Section 13 or 15(d) of the Act and any of the Series G Preferred Shares are outstanding, the Company will (i) transmit by mail to all holders of the Series G Preferred Shares, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports ("Reports") that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Act if the Company were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such Reports to any prospective holder of Series G Preferred Shares. The Company will mail the Reports to each holder of Series G Preferred Share(s) within fifteen (15) days after the respective dates by which it would have been required to file such Reports with the SEC if it were subject to Section 13 or 15(d) of the Act.

Section 10.  Severability of Provisions.  If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series G Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Shares set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 11. Effective Time.  This Statement of Designation will become effective at 12:01 a.m. on September 24, 2007.

Ratification and Authorization

RESOLVED, that any and all acts and deeds of any officer of the Company taken prior to the date hereof on behalf of the Company with regard to the foregoing resolutions are hereby approved, ratified and confirmed in all respects as and for the acts and deeds of the Company; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, severally and without the necessity for joinder of any other person, authorized, empowered and directed to execute and deliver any and all such further documents and instruments and to do and perform any and all such further acts and deeds that may be necessary or advisable to effectuate and carry out the purposes and intents of the foregoing resolutions, including, but not limited to, the filing of a statement with the County Clerk of Harris County, Texas, setting forth the designations, preferences, limitations and rights of Series G Preferred Shares pursuant to Section 3.30 of the Texas REIT Act, all such actions to be performed in such manner, and all such documents and instruments to be executed and delivered in such form, as the officer performing or executing the same shall approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Board of Trust Managers.